Exhibit 99.1

Veradigm Announces the Resignation of Board Director Beth Altman Due to Health Reasons

CHICAGO – January 30, 2025 – Veradigm® (OTCMKTS: MDRX), a leading provider of healthcare data and technology solutions, today announced that on January 28, 2025 Beth Altman stepped down from the Company’s Board of Directors (“Board”) due to health reasons. Her decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Ms. Altman’s resignation has no impact on the Company’s ongoing restatement of its 2022 financial statements.

Altman has been a valued advisor since 2020 and, as Audit Committee Chair, has been instrumental in helping the Company navigate a challenging period. Following Altman’s resignation, the Board appointed Greg Garrison to the Audit Committee of the Board and as interim Chair of the Audit Committee. Garrison previously served as the Chair of the Audit Committee from May 2016 through June 2022.

“On behalf of the entire Board, I thank Beth for the insight, dedication, and expertise that she brought to Veradigm,” said Greg Garrison, Chairman of the Board. “We are grateful for her valuable contributions and wish her all the best.”

Stockholder Input Welcomed on Board Refreshment

The Board is seeking input from stockholders in identifying highly qualified individuals with significant relevant experience to serve on the Board. Stockholders interested in submitting potential candidates should contact Jenny Gelinas, whose contact information is below.

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions for the healthcare provider, payer, and biopharma markets. For more information about how Veradigm is fulfilling its mission of Transforming Health, Insightfully, visit www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, Instagram, and YouTube.

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

jenny.gelinas@veradigm.com

Media:

Concetta Rasiarmos

630-740-3152

concetta.rasiarmos@veradigm.com

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